Exhibit 10.2
Regulus Therapeutics Inc.

Timothy Wright, M.D. Yearly Discretionary Base Salary Increase

The Board of Directors (the “Board”) of Regulus Therapeutics Inc., upon the recommendation of the Compensation Committee of the Board, approved the increase of Dr. Wright’s annual base salary to $466,967 and his target bonus to 50% of his base salary, effective January 1, 2018.